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Monica Feid
BizCom Associates
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monicafeid@bizcompr.com

FOR IMMEDIATE RELEASE

PIZZA INN ANNOUNCES EXPANSION PLANS FOR PIE FIVE PIZZA CO.

•	Fast-casual pizza concept to add corporate-owned locations in DFW soon

•	Next sites to include Dallas, Las Colinas and Addison, Texas

•	Company to begin awarding franchises in top tier markets

THE COLONY, Texas (Sept. 19, 2011) – Pizza Inn, Inc. (Nasdaq: PZZI) has announced plans to expand its fast-casual concept, Pie Five Pizza Co., targeting eight additional new locations in Dallas-Fort Worth over the next nine months and continuing development of up to 15 more Company-owned restaurants over the next 18 to 24 months. The Company also expects to begin awarding franchises in October 2011 in top tier markets throughout the U.S.

The announcement comes after a successful opening of the first Pie Five™ restaurant last June at 2600 W. 7th Street in Forth Worth, Texas.

“We feel that we have fine-tuned a successful restaurant concept with our first location, and we are quickly moving to take advantage of that success in other areas throughout the DFW Metroplex,” said Charlie Morrison, CEO of Pizza Inn, who is leading the initiative.

The next three Pie Five™ restaurants are projected to open in November and December in the upscale Las Colinas development, in Dallas at the intersection of Knox and Central Expressway as well as in Addison near the Dallas North Tollway and Beltline. Lease negotiations are complete, or nearing completion, for additional Pie Five™ locations to open in rapid order throughout the Dallas-Fort Worth area over the next nine months.

The new fast-casual concept features an industrial chic design aimed at upscale neighborhoods and offers more than five million combinations of fresh, made-to-order, customized individual pizzas baked in less than five minutes. The business is also attractive for franchising based on its small footprint, low breakeven, efficient staffing, and revolutionary menu and ordering system that empowers the customer and changes the pizza dining experience for the masses.  Customers can order off the Pie Five™ menu, which offers 10 specialty pies with gourmet flavors, or choose their own individual 9-inch Crispy Thin or Classic Pan crusts, sauce and toppings combinations to be assembled before them and ready to enjoy in less than five minutes.

“The ease of operations, the potential for a strong return on investment, and the volume and customer base we continue to generate provide the ultimate endorsement for franchising the same opportunity to a very select group of operators as we look to champion this brand to top markets throughout the country,” Morrison added.

The franchisor will focus on well-capitalized investors and veteran multi-unit operators who desire a fast-casual pizza brand to add to their portfolio.  The average Pie Five™ store is targeted at approximately 2,200 sq. ft. with up to 80 seats, offering dine-in or carryout options to customers on the go. The concept serves a growing fast-casual audience demanding choice and control while maintaining taste and style.

A complete menu and more information on Pie Five™ restaurants is available at www.piefivepizza.com. The company is also on Facebook (http://www.facebook.com/PieFivePizza) and Twitter (http://twitter.com/PieFivePizza).

About Pizza Inn:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn, Inc., is an international pizza chain with restaurants featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Founded in 1958, publicly traded Pizza Inn, Inc. (Nasdaq:PZZI) franchises approximately 300 restaurants and directly owns and operates five restaurants. More information is available at www.pizzainn.com.

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